Exhibit 99.1



For Immediate Release                      Contact:          Robert Mosby
                                                             QMed, Inc.
                                                             804-359-5054

          QMed Ends Its Programs with Regence of Oregon and Washington

                       No Change on Regence Utah and Idaho


Eatontown, New Jersey, January 31, 2003 - QMed, Inc. (NASDAQ Symbol: QMED) announced today that it has terminated its disease management contracts with the Regence Group in Washington and Oregon, effective January 31, 2003. The actions do not affect the Company's contracts with either Regence BlueShield of Idaho or Regence BlueCross BlueShield Utah.

Following months of inconclusive discussions seeking to modify the contracts to include needed adjustment features, QMed late last year notified Regence of its intention to withdraw from Oregon and Washington. QMed's decision was due in part to extraordinary instability in the Regence membership. Over 40% of their members were replaced in one year; more than double health plan industry standards.

Michael Cox, president and CEO, said, "As previously indicated, our increased reserves in the third quarter against this possible termination cover all uninsured liabilities. The action is clearly not indicative of problems in our operational model, which has gained increasing industry and Medicare acceptance and generated industry-leading results in both health and financial outcomes."

"We fully expect that our substantially increasing activities with CMS (Centers For Medicare and Medicaid Services) will offset this lost revenue stream several-fold in future quarters as the ramp up for the Disease Management Demonstration begins in the second half of the year. We note as well that CMS is expected to announce two rather larger demonstrations in the next several weeks that afford us significantly greater opportunities even than heretofore," he concluded.

About QMed, Inc.

QMed, Inc. 's, ohms|cvd (On-Line Health Management System for Cardiovascular Disease) is a powerful and elegant proprietary information and communication technology bringing combined patient-specific prognosis and national standard therapeutic recommendations to primary care doctors, while incorporating process reports of expense and health outcomes for the managed care organization. This cost-effective and health beneficial system is currently utilized by Regence BlueCross BlueShield of Utah, Regence BlueShield of Idaho, by PacifiCare in California, Oregon, Washington, Colorado, Arizona and Texas, by CHA Health in Kentucky, and by DAKOTACARE in South Dakota. QMed has been selected to participate in two Medicare Demonstrations to test the feasibility of reimbursing its care coordinating services in the vast Medicare fee-for-service program. Implementation in CHA Health led to significant HEDIS improvements. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling
(732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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